UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Chimera Investment Corporation
(Name of Registrant as Specified In Its Charter)
________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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November 17, 2015

Dear Fellow Stockholder,

Your Board of Directors has unanimously recommended that stockholders vote FOR all of the proposals on the agenda for the important Annual Meeting of the stockholders of Chimera Investment Corporation to be held on December 10, 2015.

Your vote is important, no matter how many or how few shares you may own. Please vote TODAY to ensure that your votes are validly received prior to the Annual Meeting.

Vote FOR Dennis Mahoney as a Class II Director

In particular, we believe that the diligent efforts of Dennis Mahoney, as Chairman of the Audit Committee of our Board of Directors merit voting FOR his re-election. We believe Mr. Mahoney’s actions have significantly contributed to the positive investment performance of Chimera.

Through close oversight by Mr. Mahoney as Chair of the Audit Committee, we strengthened our financial and accounting operations and staff, replaced our former auditor, and implemented a third party vendor’s accounting software. The accounting software implementation was the final remediation action in the previously identified material weaknesses in our internal control over financial reporting and designed to reduce overreliance on spreadsheets and provide further enhancement of review and approval controls. Due to the efforts of Mr. Mahoney in the oversight of the remediation process, we believe that we have largely addressed the material weaknesses identified to date.

In addition, Mr. Mahoney was crucial in taking the following decisive actions by the independent members of the Board of Directors:

Appointed a New Independent Registered Accounting Firm

●	Dismissed Deloitte & Touche LLP as our independent registered public accounting firm;
●	Approved the appointment of Ernst & Young LLP as our independent registered public accounting firm commencing in 2014;

Strengthened our Financial and Accounting Operations

●	Appointed Robert Colligan as our Chief Financial Officer;
●	Approved an entire re-staffing of the accounting department;
●	Oversaw the establishment of a middle office department focused on the review, testing and validation of our asset valuations;

Established the Risk Committee of the Board

●	Supported the formation of a Risk Committee of the Board and approved the initial Risk Committee Charter;
●	Actively participated in all Risk Committee meetings and initiatives;

Protected Shareholder Value

●	Initiated pursuit of company rights in accordance with our dispute resolution agreement with our former auditors;

Enhanced our Infrastructure

●	Directed the update of numerous policies and procedures and implementation of information technology and accounting systems designed to remediate the material weaknesses;

Expanded Shareholder Transparency

●	Commenced providing supplemental financial information on our website;
●	Enhanced the disclosures contained in our filings with the Securities and Exchange Commission; and
●	Engaged in outreach programs to our shareholders to address concerns.

Mr. Mahoney was also instrumental in the Company’s internalization of its management for the benefit of our stockholders. In connection with internalization, the Company terminated its management agreement with Fixed Income Discount Advisory Company, a wholly-owned subsidiary of Annaly Capital Management, Inc. (Annaly), and repurchased all of the stock of the Company owned by Annaly. The Company expects to achieve operational and economic efficiencies as a result of the internalization.

Mr. Mahoney remains fully committed and devoted to the best interests of our stockholders and we recommend voting FOR the re-election of Mr. Mahoney.

Your vote is important, no matter how many or how few shares you may own. If you have not already done so, please vote TODAY by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card in the envelope provided to ensure that your votes are validly received prior to the Annual Meeting.

Thank you for your support.

Sincerely,

Matthew Lambiase
Chief Executive Officer and President

REMEMBER:
You can vote your shares by telephone, or via the Internet.
Please follow the easy instructions on the enclosed card.

If you have any questions, or need assistance in voting
your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED
TOLL-FREE, at 1-888-750-5834.